Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-189231) and S-8 (Nos. 333-147186 and 333-202141) of Navios Maritime Holdings Inc. of our report dated April 3, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece

April 3, 2015